Exhibit 99.7

CONSENT OF PERSON TO BE NAMED DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as a person about to become a director of CU Bancorp in the Joint Proxy Statement-Prospectus contained in the Registration Statement on Form S-4 of CU Bancorp, as amended, pursuant to the Securities Act in connection with the Agreement and Plan of Merger dated as of June 2, 2014, as amended (the “Merger Agreement”), by and between CU Bancorp, California United Bank and 1st Enterprise Bank, which provides for, among other things, the merger of 1st Enterprise Bank with and into California United Bank.

August 20, 2014

/s/ David C. Holman
David C. Holman